EXECUTION VERSION

CITIGROUP GLOBAL MARKETS INC. 388 Greenwich Street New York, New York 10013	WELLS FARGO SECURITIES, LLC Duke Energy Center 550 South Tryon Street, 7th Floor Charlotte, NC 28202

PERSONAL AND CONFIDENTIAL
March 7, 2022
AZZ Inc.
One Museum Place, Suite 500
Fort Worth, TX 76107
Attention: Philip Schlom
Project Pegasus
$1,525.0 million Senior Secured Term Facility
$300.0 million Senior Secured Revolving Facility
Commitment Letter
Ladies and Gentlemen:
You have advised Citi (as defined below) and Wells Fargo (as defined below) (together with Citi and each other commitment party that becomes a party hereto pursuant to Section 1, each a “Commitment Party” and collectively the “Commitment Parties,” “we” or “us”), that AZZ Inc. (“AZZ”, “you” or the “Borrower”), either directly or through a wholly-owned subsidiary intends to acquire, directly or indirectly, the Acquired Business (as defined in Exhibit A hereto) and to consummate certain other transactions described in Exhibit A hereto, in each case, on the terms and subject to the conditions set forth in this Commitment Letter and the exhibits hereto (collectively, the “Commitment Letter”).
For purposes of this Commitment Letter, “Citi” shall mean Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as may be appropriate to provide the services contemplated herein. For purposes of this Commitment Letter, “Wells Fargo” shall mean Wells Fargo Securities, LLC, Wells Fargo Bank, N.A. and/or any of their affiliates as may be appropriate to provide the services contemplated herein.
1.Commitments, Titles and Roles
In connection with the foregoing, each of Citi and Wells Fargo (together with any other initial lender that becomes a party hereto pursuant to this Section 1, each an “Initial Lender” and collectively, the “Initial Lenders”) is pleased to advise you of its several, but not joint, commitment to provide 50% and 50%, respectively, of the aggregate principal amount of the Facilities (as defined in Exhibit A hereto and as such amount may be adjusted as set forth in Exhibit A) in the aggregate principal amount of $1,825.0 million (consisting of a $1,525.0 million senior secured term facility (as such amount may be adjusted as set forth in Exhibit A) and a $300.0 million senior secured revolving facility), upon the terms set forth herein and subject only to the conditions set forth or referred to in Exhibit C of this Commitment Letter.

You hereby appoint (a) Citi and Wells Fargo to act as joint lead arrangers and bookrunners (in such capacity, each a “Lead Arranger” and, collectively, the “Lead Arrangers”) and (b) Citi to act, and Citi hereby agrees to act, as sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) for the Facilities, in each case, upon the terms and subject to the conditions set forth or referred to in this Commitment Letter. The Lead Arrangers, the Arrangers (as defined below) and the Administrative Agent will have the respective rights and authority customarily given to financial institutions in such roles.
Notwithstanding the foregoing, on or prior to the date which is fifteen (15) business days after the date of your acceptance of this Commitment Letter in accordance with the terms hereof, you may appoint additional joint lead arrangers, bookrunners and/or co-managers in respect of the Facilities to assume the rights and obligations of the Lead Arrangers hereunder in respect of up to 40% of the commitments under the Facilities (allocated ratably among the Facilities) (any such joint lead arranger, bookrunner and/or co-manager, an “Additional Agent” and, upon execution and delivery of such customary joinder documentation referenced below and together with the Lead Arrangers, the “Arrangers”) in a manner and with economics determined by you and reasonably acceptable to the Lead Arrangers (it being understood that
(y)    the economics and allocation of commitments in respect of each of the Facilities shall be as agreed between you and the Lead Arrangers and
(z)    to the extent you appoint (or confer titles on) any Additional Agent in respect of any Facility, the economics allocated to, and the commitment amount of, the relevant Commitment Parties in respect of such Facility will be proportionately reduced (or otherwise reduced in a manner agreed by you and us) by the amount of the economics allocated to, and the commitment amount of, such Additional Agent (or its affiliate), in each case upon the execution and delivery by such Additional Agent during such fifteen (15) business day period referenced above of customary joinder documentation reasonably acceptable to you and us, and thereafter, each such Additional Agent shall constitute a “Commitment Party”, an “Arranger” and/or an “Initial Lender”, as applicable, under this Commitment Letter and under the Fee Letter).
You agree that no other titles will be awarded and no compensation will be paid (other than as expressly contemplated by this Commitment Letter and the Fee Letters (as defined below) and any agency fee letter with the Administrative Agent) in connection with the commitments in respect of the Facilities unless you and we shall so agree.
The parties hereto agree that Citi will have “left lead” placement in any and all marketing materials or other documentation used in connection with the Facilities (and equivalent ranking for league table purposes) and shall hold the leading roles and responsibilities conventionally associated with such “left” placement.
Our fees for services related to the Facilities are set forth in a separate fee letter (the “Fee Letter”) between you and us entered into on the date hereof. As consideration for the execution and delivery of this Commitment Letter by us, you agree to pay the fees and expenses set forth in the exhibits hereto and in the Fee Letter as and when payable in accordance with the terms hereof and thereof.
2.Conditions Precedent
Our commitments hereunder, the initial funding of the Facilities and our agreements to perform the services described herein are subject solely to the satisfaction (or waiver by the Lead Arrangers) of the conditions set forth in Exhibit C hereto (the “Funding Conditions”); it being
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understood that there are no conditions (implied or otherwise) to the commitments hereunder and the initial funding of the Facilities (including compliance with the terms of the Commitment Letter, the Fee Letter and the definitive documentation for the Facilities (the “Credit Documentation”)) other than the Funding Conditions (and upon satisfaction or waiver of the Funding Conditions, the initial funding under the Facilities shall occur).
Notwithstanding anything set forth in this Commitment Letter, the Summary of Terms and Conditions of the Facilities attached hereto as Exhibit B (the “Term Sheet”), the Fee Letter or the Credit Documentation, or any other letter agreement or other undertaking concerning the financing of the Acquisition to the contrary,
(i)     the only representations and warranties the making or accuracy of which shall be a condition to availability of the Facilities on the Closing Date (as defined in Exhibit A hereto) shall be (x) such of the representations made with respect to the Acquired Business in the Acquisition Agreement as are material to the interests of the Arrangers (in their capacities as such), but only to the extent that you have (or your affiliate has) the right to terminate your (or your affiliate’s) obligations to consummate the Acquisition (or to decline to consummate the Acquisition) under the Acquisition Agreement as a result of a breach of such representations (the “Acquisition Agreement Representations”)) and (y) the Specified Representations (as defined below) and
(ii)     the terms of the Credit Documentation shall be in a form such that they do not impair the availability of the Facilities on the Closing Date if the Funding Conditions are satisfied or waived (it being understood that to the extent any Collateral referred to in the Term Sheet may not be perfected by (A) the filing of a UCC financing statement or (B) taking delivery and possession of a stock certificate of the Borrower and each wholly-owned material U.S. restricted subsidiary thereof (in the case of the Acquired Business, to the extent delivered to you by the Acquired Business on or prior to the Closing Date) if the perfection of the Administrative Agent’s security interest in such Collateral may not be accomplished prior to the Closing Date after your use of commercially reasonable efforts to do so and without undue burden and expense, then the perfection of the security interest in such Collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date but, instead, may be accomplished within a period after the Closing Date reasonably acceptable to the Lead Arrangers and, in any event, within (x) 5 business days with respect to any stock certificates and (y) 30 days with respect to any such other Collateral, or, in each case, such longer period as the Administrative Agent may reasonably agree).
For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower and Guarantors set forth in the Term Sheet relating to corporate existence, requisite power and authority to enter into the Credit Documentation, due authorization, execution, delivery and enforceability of the Credit Documentation, no conflicts of the Credit Documentation with the organizational documents, Investment Company Act of 1940, as amended, the Patriot Act, the use of proceeds on the Closing Date not violating FCPA or OFAC, margin stock, solvency of the Borrower and its subsidiaries on a consolidated and pro forma basis for the Acquisition and the financing thereof (with solvency to be defined in a manner consistent with the solvency certificate to be delivered in the form set forth in Annex C-I attached to Exhibit C hereto), status of the Facilities as senior indebtedness and, subject to the last parenthetical appearing in the preceding sentence (and subject to customary permitted liens), the creation, validity and perfection of the security interests granted in the proposed Collateral. The provisions of this paragraph are referred to as the “Limited Conditionality Provisions”. Without limiting the conditions precedent provided herein to funding the consummation of the Acquisition with the proceeds of the Facilities, the Arrangers will cooperate with you as
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reasonably requested in coordinating the timing and procedures for the funding of the Facilities in a manner consistent with the Acquisition Agreement.
3.Syndication
The Lead Arrangers shall commence syndication of the Facilities to a group of banks, financial institutions and other lenders (together with the Initial Lenders, the “Lenders”) promptly upon the execution of this Commitment Letter and, in connection with their syndication of the Facilities, the Lead Arrangers will select the Lenders with your consent, not to be unreasonably withheld or delayed; provided that
(a)    we agree not to syndicate the commitment under the Facilities or any portion thereof to
(i)     those certain banks, financial institutions and other institutions, investors and funds that have been specified in writing to the Commitment Parties by you at any time prior to the date hereof,
(ii)     those persons who are competitors of, you and your subsidiaries and the Acquired Business that are separately identified in writing by you to us prior to the date hereof (which list of competitors may be supplemented by the Borrower after the later of the Closing Date and the occurrence of a Successful Syndication by means of a written notice to the Administrative Agent but which supplementation shall not apply retroactively to disqualify any persons that have previously acquired an assignment or participation in any of the Facilities), and
(iii)     in the case of each of clauses (i) and (ii), any of their affiliates (which, for the avoidance of doubt, shall not include any bona fide debt investment funds that are affiliates of the persons referenced in clause (ii) above) that are either (a) identified in writing by you to the Lead Arrangers (or, if after the Closing Date, to the Administrative Agent) from time to time or (b) readily identifiable on the basis of such affiliate’s name
(clauses (i), (ii), and (iii) above, collectively “Disqualified Lenders”) and
(b)     notwithstanding the Lead Arrangers’ right to syndicate the Facilities and receive commitments with respect thereto,
(i)     no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation, subject to the conditions referred to in Section 2, to fund the applicable Facilities on the Closing Date) in connection with any syndication, assignment or participation of the Facilities, including its commitments in respect thereof, until after the initial funding under the applicable Facilities on the Closing Date has occurred (other than as provided in Section 1 in connection with the addition of an Additional Agent) and
(ii)     unless otherwise agreed in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the initial funding under the applicable Facilities on the Closing Date has occurred.
The Lead Arrangers will lead the syndication, including determining the timing of all offers to prospective Lenders, any title of agent or similar designations or roles awarded to any
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Lender (subject to your right to appoint Additional Agents as provided for in Section 1) and the acceptance of commitments, the amounts offered and the compensation provided to each Lender from the amounts to be paid to the Lead Arrangers pursuant to the terms of this Commitment Letter and the Fee Letter, and will in consultation with you determine the final commitment allocations and notify you of such determinations. You agree to use all commercially reasonable efforts to ensure that the Lead Arrangers’ syndication efforts benefit from the existing lending and investment banking relationships of you, the Borrower, the Acquired Business and your and their respective subsidiaries. To ensure an orderly and successful syndication of the Facilities, you agree that, until the date (the “Syndication Termination Date”) which is the earliest of (a) the termination by the Lead Arrangers of syndication of the Facilities in accordance with the terms of this Commitment Letter, (b) 45 days following the Closing Date and (c) the Successful Syndication (as defined in the Fee Letter) of the Facilities, you will not, and agree to use commercially reasonable efforts to ensure that the Acquired Business will not, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, any debt facility or any debt security (including any debt securities convertible into equity) of the Acquired Business or the Borrower or any of their respective subsidiaries, including any renewal or refinancing of any existing debt facility or debt security (including any debt securities convertible into equity) in each case without the prior written consent of the Lead Arrangers (other than (i) replacements, extensions and renewals of existing indebtedness of the Acquired Business that matures within one year of the date hereof, (ii) the Acquired Business's deferred purchase price obligations, ordinary course working capital facilities, purchase money indebtedness, capitalized lease obligations and equipment and vehicle financing incurred in the ordinary course of business and (iii) indebtedness permitted pursuant to the Acquisition Agreement).
Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Facilities and in no event shall the commencement or successful completion of syndication of the Facilities constitute a condition to the availability of the Facilities on the Closing Date. To the extent reasonably practical, you agree to, and agree to use commercially reasonable efforts to cause the Acquired Business to, cooperate with, and provide information (subject to any confidentiality obligations applicable thereto) reasonably required by, the Lead Arrangers in connection with all syndication efforts, including:
(i)    as soon as practicable after the date of this Commitment Letter, assist in the preparation of a customary information memorandum and other customary presentation materials (collectively, “Marketing Materials”) for use in bank meetings and other communications with prospective Lenders in connection with the syndication of the Facilities regarding the business, operations, financial projections and prospects of you, the Borrower and the Acquired Business and your and their respective subsidiaries, including without limitation the delivery of all information relating to the Transactions prepared by or on behalf of you, the Borrower or the Acquired Business that the Lead Arrangers deem reasonably necessary to complete the syndication of the Facilities;
(ii)     using commercially reasonable efforts to obtain from Moody’s Investor Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business (“S&P”), prior to the launch of the general syndication of the Term Facility, a public corporate family rating (but not a specific rating) from Moody’s, a corporate credit rating (but not a specific rating) from S&P and a public credit rating (but not a specific rating) for the Term Facility from each of Moody’s and S&P;
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(iii)     arranging for direct communications at reasonable times and places, using reasonable methods (including telecommunications), with prospective Lenders, excluding Disqualified Lenders, in connection with the syndication of the Facilities (including without limitation direct contact between appropriate senior management, representatives and advisors of you and the Borrower (and using commercially reasonable efforts to cause direct contact with appropriate senior management, representatives and advisors of the Acquired Business) and participation of such persons in such meetings); and
(iv)     hosting (including any preparations with respect thereto) with the Lead Arrangers at places and times reasonably requested by the Lead Arrangers one or more conference calls with prospective Lenders and, in connection with such conference calls, consulting with the Lead Arrangers with respect to the presentations to be made and making available (and in respect to the Acquired Business, using your commercially reasonable efforts to make available) appropriate senior management, representatives and advisors of you and the Borrower to rehearse such presentations prior to such conference calls, as reasonably requested by the Lead Arrangers.
You agree that the Arrangers have the right to place advertisements in financial and other newspapers and journals at their own expense describing their services to you; provided that the Arrangers will submit a copy of any such advertisement to you for your prior written approval, which approval will not be unreasonably withheld or delayed. You further agree that any references to the Arrangers or any of their affiliates made by you or your affiliates in advertisements or other marketing materials used in connection with the Transactions are subject to the prior written approval of the Arrangers, which approval shall not be unreasonably withheld or delayed. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, neither the obtaining of the ratings referenced above nor the compliance with any of the other provisions set forth in this Section 3 shall constitute a condition to the commitments hereunder or the funding of the applicable Facilities on the Closing Date.
You will be solely responsible for the contents of the Marketing Materials and all other information, documentation or other materials delivered to us in connection therewith and you acknowledge that we will be using and relying upon such information without independent verification thereof. You and the Borrower agree that such information regarding the Facilities and information provided by you and the Borrower or your or its representatives to the Arrangers in connection with the Facilities (including, without limitation, draft and execution versions of the Credit Documentation, information packages, presentations and publicly filed financial statements) may be disseminated to prospective Lenders and other persons through one or more Intranet sites (including an IntraLinks or Syndtrak workspace) created for purposes of syndicating the Facilities or otherwise in accordance with the Arrangers’ standard syndication practices (including hard copy and via electronic transmissions) which shall contain standard confidentiality undertakings.
You understand that certain prospective Lenders (such Lenders, “Public Lenders”) may have personnel that do not wish to receive MNPI (as defined below). At the Lead Arranger’s reasonable request, you agree to prepare an additional version of the Marketing Materials that does not contain material non-public information concerning you, the Borrower, the Acquired Business or your or their respective subsidiaries or affiliates or your or their respective securities for purposes of foreign and United States federal and state securities laws (collectively, “MNPI”) which is suitable to make available to Public Lenders. You acknowledge and agree that the following documents may be distributed to Public Lenders: (a) drafts and final versions of the Credit Documentation; (b) administrative materials prepared by the Lead Arrangers for prospective Lenders (including without limitation a lender meeting invitation, allocations and funding and closing memoranda); and (c) term sheets and notification of changes in the terms
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and conditions of the Facilities. Before distribution of any Marketing Materials in connection with the syndication of the Facilities (i) to prospective Lenders that are not Public Lenders, you will provide us with a customary letter authorizing the dissemination of such materials and (ii) to prospective and existing Public Lenders, you will provide us with a customary letter authorizing the dissemination of information that does not contain MNPI (the “Public Information Materials”) to Public Lenders and confirming the absence of MNPI therein. In addition, at the Lead Arrangers’ request, you will identify Public Information Materials by marking the same as “PUBLIC” and you agree that unless specifically labeled “PRIVATE — CONTAINS NON-PUBLIC INFORMATION,” no information, documentation or other data disseminated to prospective Lenders in connection with the syndication of the Facilities, whether through an Internet site (including without limitation an IntraLinks or SyndTrak workspace), electronically, in presentations, at meetings or otherwise will contain MNPI.

4.Information
You represent and covenant that (i) all written information (other than projections and other forward-looking information and information of a general economic or industry nature) that has been or will be provided to the Lead Arrangers, the Commitment Parties, the prospective Lenders or any of our or their respective affiliates directly or indirectly by you or the Borrower or, to your knowledge, on behalf of the Acquired Business, in connection with the Transactions is and will be, when furnished and taken as a whole, complete and correct in all material respects and does not and will not, when furnished and taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time) and (ii) the projections and other forward-looking information that have been or will be made available directly or indirectly to the Lead Arrangers, the Commitment Parties, the prospective Lenders or any of our or their respective affiliates by or on behalf of you or the Borrower and, to your knowledge, the Acquired Business, have been and will be prepared in good faith based upon assumptions believed by management of the preparer thereof to be reasonable when made and when initially made available to the Lead Arrangers, the Commitment Parties, the prospective Lenders and our or their respective affiliates and on the Closing Date, it being understood and agreed that financial projections are as to future events and are not to be viewed as facts, such projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by such projections may differ significantly from the projected results and such differences may be material. You agree that if at any time prior to the later of (i) a Successful Syndication (as defined in the Fee Letter) and (ii) the Closing Date, any of the representations in the preceding sentence would be incorrect in any material respect (or if qualified by materiality, in any respect) if the information and projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or in the case of any information or projections relating to the Acquired Business, use commercially reasonable efforts to cause to be supplemented, the information and projections so that such representations will be correct in all material respects (or if qualified by materiality, in all respects) in light of the circumstances in which statements are made (or, in the case of written information and projections relating to the Acquired Business, to your knowledge, such representations and warranties are correct in all material respects under those circumstances). You understand that in providing our services pursuant to this Commitment Letter we may use, rely on and assume the accuracy and completeness of all of the financial, accounting, tax and other information and projections discussed with or reviewed by us for such purposes, without independent verification thereof, and we do not assume responsibility for the accuracy or completeness thereof.
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5.Indemnification
You agree to indemnify upon demand and hold harmless the Administrative Agent, the Arrangers, the Arrangers in any other capacity to which they may be appointed by you in connection with the Transactions, the Commitment Parties and our and their respective affiliates and each partner, trustee, shareholder, director, officer, employee, advisor, representative, agent, attorney and controlling person thereof (each of the above, an “Indemnified Person”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses (including all reasonable and documented fees and disbursements of any law firm or other external counsel, but limited to (i) one counsel to the Indemnified Persons, taken as a whole, and if necessary, one local counsel in each relevant jurisdiction and one special counsel for each relevant specialty, in each case, to the Indemnified Person, taken as a whole, and (ii) in the case of any actual or reasonably perceived conflict of interest, one additional counsel to the similarly affected Indemnified Persons or group of Indemnified Persons and, if necessary, one additional local counsel in each relevant jurisdiction and one special counsel for each relevant specialty for each similarly affected Indemnified Persons or group of Indemnified Persons) which may be incurred by or asserted against or involve any Indemnified Person (whether or not any Indemnified Person is a party to such action, suit, proceeding or claim) as a result of or arising out of or in any way related to or resulting from the Acquisition, this Commitment Letter, the Fee Letter, the Facilities, the Transactions or any related transaction contemplated hereby or thereby or any use or intended use of the proceeds of the Facilities, including any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding), whether direct, indirect, or consequential (whether or not we or any other Indemnified Person is a party to, or you or the Borrower or any affiliate thereof initiated or is a party to, any action, suit, proceeding or claim out of which any such expenses arise); provided that you will not have to indemnify any Indemnified Person against any claim, loss, damage, liability or expense to the extent the same resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Person (in each case, to the extent determined by a court of competent jurisdiction in a final and non-appealable judgment) or arises from any dispute between or among any Indemnified Parties (other than any dispute against an Agent or Arranger) and not involving any act or omission by the Borrower or any of its affiliates. Notwithstanding any other provision of this Commitment Letter, except to the extent any such damages result from the willful misconduct, bad faith or gross negligence of such Indemnified Person as determined by a court of competent jurisdiction in a final and non-appealable judgment, no Indemnified Person will be responsible or liable to you or any other person or entity.
Your indemnity and reimbursement obligations under this Section 5 will be in addition to any liability which you may otherwise have and will be binding upon and inure to the benefit of the successors, assigns, heirs and personal representatives of you and the Indemnified Persons.
Neither you, we nor any other Indemnified Person will be responsible or liable to you, us or any other person or entity for any indirect, special, punitive or consequential damages which may be alleged as a result of the Acquisition, this Commitment Letter, the Fee Letter, the Facilities, the Transactions or any related transaction contemplated hereby or thereby or any use or intended use of the proceeds of the Facilities; provided that the foregoing shall not otherwise affect your indemnity obligations as set forth in this Section 5.
6.Assignments
Other than as described in Section 1, this Commitment Letter may not be assigned by us or you without the prior written consent of the Commitment Parties (and any purported
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assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights or remedies in favor of, any person (including your equity holders, employees or creditors) other than the parties hereto (and any Indemnified Person); provided that we may assign our commitments and agreements hereunder, in whole or in part, to (X) any of our respective affiliates; provided that any assignments to an affiliate will not relieve a Commitment Party from any of its obligations hereunder unless and until such affiliate shall have funded in full the portion of the Commitment Party’s commitment so assigned or (Y) any Lender (subject to the restrictions in Section 3). This Commitment Letter may not be amended or any term or provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto.
7.USA PATRIOT Act, etc. Notification
Each Commitment Party hereby notifies you, the Borrower, the Acquired Business, the Guarantors and your and their respective affiliates that, pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (as amended, supplemented or modified from time to time, the “Patriot Act”) and 31 C.F.R. § 1010.320 (the “Beneficial Ownership Regulation”), it and each Lender may be required to obtain, verify and record information that identifies you, the Borrower, the Acquired Business, the Guarantors and your and their respective affiliates, including the name and address of each such Person and other information that will allow the Commitment Parties and each Lender to identify you, the Borrower, the Acquired Business, the Guarantors and your and their respective affiliates in accordance with the Patriot Act, the Beneficial Ownership Regulation and other applicable “know your customer” and anti-money laundering rules and regulations. This notice is given in accordance with the requirements of the Patriot Act and the Beneficial Ownership Regulation and is effective for the Commitment Parties and each prospective Lender. You acknowledge and agree that the Commitment Parties may share any or all such information with the Lenders and prospective Lenders.
8.Sharing Information; Affiliate Activities; Absence of Fiduciary Relationship
Please note that this Commitment Letter, the Fee Letter and any written or oral communications provided by the Commitment Parties, the Lead Arrangers or any of their affiliates in connection with the Transactions are exclusively for the information of you, the Borrower and your and its subsidiaries as well as their other employees involved in the contemplated Transaction, and may not be disclosed to any other person or entity or circulated or referred to publicly without our prior written consent except, after providing written notice to the Commitment Parties (or, if not practical to provide prior notice, providing notice to the Commitment Parties as soon as practical) and with appropriate redactions as requested by the Commitment Parties to the extent permitted under applicable law, pursuant to applicable law, regulation or rules of any applicable stock exchange or compulsory legal process, in the reasonable discretion of you and the Borrower (upon the advice of counsel), including, without limitation, a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee; provided that we hereby consent to your disclosure of
(i)     this Commitment Letter and the Fee Letter and such communications to your and the Borrower’s officers, directors, agents and advisors who are directly involved in the consideration of the Facilities to the extent you notify such persons of their obligation to keep this Commitment Letter, the Fee Letter and such communications confidential and such persons agree to hold the same in confidence,
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(ii)     this Commitment Letter or the information contained herein (but not the Fee Letter or the information contained therein) to the Acquired Business (including its direct and indirect parent companies, as applicable) and its officers, directors, agents and advisors who are directly involved in the consideration of the Facilities to the extent you notify such persons of their obligation to keep this Commitment Letter and the information contained herein confidential and such persons agree to hold the same in confidence; provided that, to the extent redacted in a manner reasonably acceptable to the Commitment Parties, the Fee Letter may be made available to the Acquired Business and its officers, directors, agents and advisors who are directly involved in the consideration of the Facilities to the extent you notify such persons of their obligation to keep this Commitment Letter and the information contained herein confidential and such persons agree to hold the same in confidence,
(iii)     this Commitment Letter or the information contained herein to rating agencies,
(iv)    this Commitment Letter in public securities filings and the aggregate amount of the fees payable pursuant to the terms of the Fee Letter, presented as an aggregate amount of all fees payable by you in connection with the Acquisition and the other Transactions contemplated by this Commitment Letter, but not the Fee Letter itself or any other information contained therein (the “Public Securities Filing”),
(v)    the aggregate fee amounts contained in the Fee Letter as part of a generic disclosure of sources and uses related to fee amounts applicable to the Transactions to the extent customary or as required in offering and marketing materials for the Facilities or in any public filing or release relating to the Transactions,
(vi)    the Commitment Letter and the Fee Letter in connection with your enforcement of your rights hereunder and thereunder, and
(vii)    in consultation with the existing Lead Arrangers, the Commitment Letter and the Fee Letter and the contents hereof and thereof to any prospective Additional Agent and to such Additional Agent’s officers, directors, agents and advisors who are directly involved in consideration of the Facilities.
You acknowledge that the Commitment Parties and their respective affiliates are full service securities firms and as such may from time to time effect transactions, for their own account or the account of customers, and may hold positions (including long or short positions) in securities, loans or indebtedness, or options thereon, of you, the Borrower, the Acquired Business and other companies that may be the subject of the Transactions. The Commitment Parties and their respective affiliates may have economic interests that are different from or conflict with those of you or the Borrower regarding the transactions contemplated hereby, and you acknowledge and agree that the Commitment Parties will not have any obligation to disclose such interests and transactions to you or the Borrower by virtue of any fiduciary, advisory or agency relationship. You further acknowledge and agree that nothing in this Commitment Letter, the Fee Letter or the nature of our services or in any prior relationship will be deemed to create an advisory, fiduciary or agency relationship between us, on the one hand, and you, your equity holders or your affiliates, on the other hand, and you waive, to the fullest extent permitted by law, any claims you may have against the Commitment Parties for breach of fiduciary duty or alleged breach of fiduciary duty and agree that the Commitment Parties will not have any liability (whether direct or indirect) to you or the Borrower in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on your or its behalf, including your or its equity holders, employees or creditors. You acknowledge that the Transactions (including the exercise of rights and remedies hereunder and under the Fee Letter) are arms’ length commercial
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transactions and that we are acting as principal and in our own best interests. You are relying on your own experts and advisors to determine whether the Transactions are in your best interests. You agree that we will act under this Commitment Letter as an independent contractor. In addition, you acknowledge that we may employ the services of our affiliates in providing certain services hereunder and may exchange with such affiliates information concerning you, the Borrower, the Acquired Business (provided that such persons agree to hold the same in confidence, to the extent the Commitment Parties are required to hold the same in confidence hereunder) and other companies that may be the subject of the Transactions and such affiliates will be entitled to the benefits afforded to us hereunder.
Consistent with our respective policies to hold in confidence the affairs of our customers, we will not use or disclose confidential information obtained from you by virtue of the Transactions in connection with our performance of services for any of our other customers (other than as permitted to be disclosed under this Section 8). Furthermore, you acknowledge that neither we nor any of our affiliates have an obligation to use in connection with the Transactions, or to furnish to you, confidential information obtained or that may be obtained by us from any other person.
Please note that the Commitment Parties and their respective affiliates do not provide tax, accounting or legal advice.
In addition, please note that certain Lead Arrangers and their affiliates have been or may be retained by the Borrower as a financial advisor (each such Lead Arranger and its respective affiliates, in such capacity, a “Financial Advisor”) to the Borrower in connection with the Acquisition. You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of any Financial Advisor, and on the other hand, our and our affiliates’ relationships with you as described and referred to herein.
9.Waiver of Jury Trial; Governing Law; Submission to Jurisdiction; Surviving Provisions
ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION, SUIT, PROCEEDING OR CLAIM ARISING IN CONNECTION WITH OR AS A RESULT OF ANY MATTER REFERRED TO IN THIS COMMITMENT LETTER OR THE FEE LETTER IS HEREBY WAIVED BY THE PARTIES HERETO. THIS COMMITMENT LETTER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT THE INTERPRETATION OF THE DEFINITION OF “MATERIAL ADVERSE EFFECT” (AS DEFINED IN THE ACQUISITION AGREEMENT AND USED HEREIN) AND THE DETERMINATION OF THE ACCURACY OF THE ACQUISITION AGREEMENT REPRESENTATIONS AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF YOU (OR ANY OF YOUR AFFILIATES) HAS THE RIGHT TO TERMINATE ITS (OR THEIR) OBLIGATIONS UNDER THE ACQUISITION AGREEMENT OR DECLINE TO CONSUMMATE THE ACQUISITION, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.
Each of the parties hereto hereby irrevocably
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(i)    submits, for itself and its property, to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, located in the Borough of Manhattan and (b) the United States District Court for the Southern District of New York, located in the Borough of Manhattan, and any appellate court from any such court, in any action, suit, proceeding or claim arising out of or relating to this Commitment Letter, the Fee Letter or the Transactions or the performance of services contemplated hereunder or under the Fee Letter, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action, suit, proceeding or claim may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court,
(ii)    waives, to the fullest extent that it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any action, suit, proceeding or claim arising out of or relating to this Commitment Letter, the Fee Letter, the Transactions or the performance of services contemplated hereunder or under the Fee Letter in any such New York State or Federal court and
(iii)    waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such action, suit, proceeding or claim in any such court. Each of the parties hereto agrees to commence any such action, suit, proceeding or claim either in the United States District Court for the Southern District of New York, located in the Borough of Manhattan, or in the Supreme Court of the State of New York, New York County located in the Borough of Manhattan.
This Commitment Letter is issued for your benefit only and no other person or entity (other than the Indemnified Persons) may rely hereon.
The provisions of Sections 3, 4, 5, 8 and this Section 9 of this Commitment Letter will survive any termination or completion of the arrangements contemplated by this Commitment Letter or the Fee Letter, including without limitation whether or not the Credit Documentation is executed and delivered and whether or not the Facilities are made available; provided Section 3 shall survive only until the Syndication Termination Date. Except as provided in the preceding sentence, none of the agreements hereunder will survive the termination of this Commitment Letter.
Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Credit Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the funding of the applicable Facilities and the commitment provided hereunder is subject to conditions precedent as provided herein, subject to the Limited Conditionality Provisions.
10.Termination; Acceptance
Our commitments hereunder and our agreements to provide the services described herein will terminate upon the earlier to occur of (i) 5:00 p.m., New York City time, on the date that is 5 business days after the Outside Date (as defined in the Acquisition Agreement as in effect on the date hereof), (ii) any time after the execution of the Acquisition Agreement and prior to the consummation of the Transaction, the date of the termination of the Acquisition Agreement (other than with respect to ongoing indemnities, confidentiality provisions and similar provisions), (iii) the consummation of the Acquisition without funding of the Facilities, (iv) written notice by you to terminate this Commitment Letter and (v) the Closing Date.
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This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Commitment Letter. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in this Commitment Letter shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Those matters that are not covered or made clear in this Commitment Letter are subject to mutual agreement of the parties. No person has been authorized by us to make any oral or written statements that are inconsistent with this Commitment Letter.
Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed copy of this Commitment Letter, together, if not previously executed and delivered, with the Fee Letter on or before 7:00 a.m., New York City time, on March 14, 2022, whereupon this Commitment Letter and the Fee Letter will become binding agreements between you and us. If not signed and returned as described in the preceding sentence by such date, this offer will terminate on such date.
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We look forward to working with you on this assignment.
Very truly yours,
CITIGROUP GLOBAL MARKETS INC.
By:    /s/ Matthew Burke
Name:    Matthew Burke
Title: Managing Director

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WELLS FARGO SECURITIES, LLC
By:    /s/ Johnathan Temesgen
Name:    Johnathan Temesgen
Title: Managing Director

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Accepted and agreed to as of the date first written above:
AZZ INC.

By: /s/ Tom Ferguson
    Name: Tom Ferguson
    Title: President and Chief Executive Officer

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EXHIBIT A
Project Pegasus
Transaction Description
Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter or the other exhibits to the Commitment Letter to which this Exhibit A is attached. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.
AZZ, either directly or through a wholly-owned subsidiary intends to acquire (the “Acquisition”) all of the membership interests of Sequa Mezzanine Holdings L.L.C. (the “Target Holdco”) which together with certain of the other Precoat Subsidiaries (as defined in the Acquisition Agreement (as defined below)) conduct the Precoat Business (as defined in the Acquisition Agreement (as defined below)) (the “Acquired Business”) from Sequa Corporation (the “Seller”), all as set forth in the Acquisition Agreement (as defined below). In connection therewith:
1.AZZ (in its capacity as purchaser, the “Purchaser”) will enter into that certain Securities Purchase Agreement, dated as of March 7, 2022, between the Purchaser and the Seller (together with the exhibits, schedules and annexes thereto, the “Acquisition Agreement”), to effect the Acquisition pursuant to the terms of the Acquisition Agreement. On the Closing Date, the Target Holdco will become a direct or indirect wholly-owned subsidiary of AZZ.
2.All guaranties and security interests granted by the Acquired Business in connection with (a) that certain First Lien Credit Agreement, dated as of April 28, 2017, by and among, inter alia, Sequa Mezzanine Holdings L.L.C., Sequa Corporation, Barclays Bank PLC, as administrative agent, and the lenders from time to time party thereto (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Target First Lien Credit Agreement”) and (b) that certain Second Lien Credit Agreement, dated as of April 28, 2017, by and among, inter alia, Sequa Mezzanine Holdings L.L.C., Sequa Corporation, Barclays Bank PLC, as administrative agent, and the lenders from time to time party thereto (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, “Target Second Lien Credit Agreement” and together with the Target First Lien Credit Agreement, the “Target Credit Agreements”) shall be released and terminated (the “Target Release”).
3.All existing third party indebtedness for borrowed money of the Borrower and its subsidiaries under (i) that certain Credit Agreement, dated as of July 8, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among, inter alia, AZZ, as borrower, Citibank, N.A., as administrative agent and the lenders from time to time party thereto and (ii) that certain Note Purchase Agreement, dated as of October 9, 2020, by and among AZZ and the purchasers party thereto (as amended, restated, amended and restated, supplemented or otherwise modified from time to time) will, in each case, be repaid in full in cash, the commitments related thereto will be terminated and security interests or guaranties provided in connection therewith will be terminated or released (collectively, the “AZZ Refinancing”, and together with the Target Release, collectively, the “Refinancing”).
4.The Borrower intends to finance the Acquisition, fees and expenses in connection therewith and the Refinancing through a combination of the following:

a.(i) A senior secured term loan credit facility (the “Term Facility” and together with the Revolving Facility (as defined in Exhibit B), the “Facilities”) in an aggregate amount of not more than (x) $1,525.0 million minus (y) an amount equal to the net proceeds of the aggregate amount of any Specified Equity Proceeds received on or prior to the Closing Date, which are available to consummate the Transactions on the Closing Date (it being understood that the commitments of the Initial Lenders in respect of the Term Facility shall be reduced by such aggregate amount upon AZZ’s receipt of any such proceeds) and (ii) a portion of the Revolving Facility not to exceed an amount equal to the sum of (x) $50.0 million plus and (y) an amount equal to any “flex” OID and/or “flex” upfront fees that may be payable pursuant to the Fee Letter.
b.Prior to or on the Closing Date, the Borrower may issue certain preferred equity interests (the terms of which are to be reasonably acceptable to the Lead Arrangers) or common equity interests (the proceeds of such equity interests to the extent actually received, the “Specified Equity Proceeds”).
5.On the Closing Date, the Lenders will provide to the Borrower the Term Facility in the amount set forth in clause 4(a)(i) above and the Revolving Facility in the amount set forth in clause 4(a)(ii) above.
The proceeds from the borrowings made pursuant to the Facilities on the Closing Date and the Specified Equity Proceeds, if any, together with a portion of balance sheet cash of the Borrower, if applicable, will be applied to fund the Acquisition and the Refinancing and to pay the fees, premiums, expenses and other transaction costs incurred in connection with the Transactions (as defined below), including those amounts set forth in the Fee Letter (the “Transaction Costs”).
The transactions described above are collectively referred to herein as the “Transactions”. For purposes of the Commitment Letter and the Fee Letter, the “Closing Date” shall mean the date of the satisfaction or waiver of the Funding Conditions and the funding of the Facilities and the consummation of the Acquisition.

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EXHIBIT A

Project Pegasus
$1,525.0 million Senior Secured Term Facility
$300.0 million Senior Secured Revolving Facility
Summary of Terms and Conditions

Borrower:	AZZ Inc., a Texas corporation (the “Borrower”).
Guarantors:	The obligations of

(a)    the Borrower under the Facilities and
(b)    at the option of the Borrower, the Borrower or any of its restricted subsidiaries under any interest rate protection, commodity trading or hedging, currency exchange or other non- speculative hedging or swap arrangements or cash management arrangements entered into with the Administrative Agent, any Lead Arranger or any Lender or any affiliate of any of the foregoing, in each case, at the time of entering into such arrangements will be jointly and severally guaranteed by the Borrower (except as to its own obligations) and the Borrower’s direct and indirect wholly-owned U.S. organized restricted subsidiaries (collectively, the “Guarantors” and, together with the Borrower, the “Loan Parties”); provided that the Guarantors shall not include

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(i)    any immaterial subsidiary (provided that (x) the consolidated total assets of (I) such immaterial subsidiary shall not exceed an amount equal to 2.5% of consolidated total assets of the Borrower and its subsidiaries as of the last day of the most recently ended fiscal quarter and (II) such immaterial subsidiary and all other immaterial subsidiaries shall not exceed an amount equal to 7.5% of consolidated total assets of the Borrower and its subsidiaries as of the last day of the most recently ended fiscal quarter and (y) the revenues of (I) such immaterial subsidiary and its subsidiaries for the four-quarter period ending with such fiscal quarter do not exceed an amount equal to 2.5% of the consolidated revenues of the Borrower and its subsidiaries for such period and (II) such immaterial subsidiary and its subsidiaries and all other immaterial subsidiaries do not exceed an amount equal to 7.5% of the consolidated revenues of the Borrower and its subsidiaries for such period),
(ii)    any unrestricted subsidiary,
(iii)    any non-U.S. subsidiary of the Borrower,
(iv)    certain subsidiaries to the extent the burden or cost (including tax cost) of providing a guarantee is excessive in relation to the benefit afforded thereby as reasonably determined by the Borrower and the Administrative Agent,
(v)    solely in the case of any obligation under any secured hedging agreement that constitutes a “swap” within the meaning of section 1(a)(47) of the Commodity Exchange Act, any subsidiary that is not an “Eligible Contract Participant” as defined under the Commodity Exchange Act (after giving effect to the “keepwell provisions”),
(vi)    any material non-wholly owned subsidiary (for so long as such subsidiary remains a non-wholly owned subsidiary), other than any subsidiary that becomes a non-wholly owned subsidiary after the Closing Date as a result of

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(A)    the disposition or issuance of equity interests of such subsidiary in either case to a person that is an affiliate,
(B)    the issuance of directors’ qualifying shares,
(C)    any transaction entered into primarily in contemplation of such subsidiary’s ceasing to constitute a Guarantor or
(D)    the disposition or issuance of equity interest of such subsidiary for less than the fair market value of such shares as reasonably determined by the Borrower
(such non-wholly owned subsidiary, a “Qualifying Non-Wholly Owned Subsidiary”); provided however, any subsidiary of the Borrower that is a direct or indirect parent of the Borrower shall be a Guarantor and shall be organized in the United States;
(vii) captive insurance companies;
(viii) certain special purpose entities, any receivables subsidiary and any non-for-profit subsidiaries
(ix) broker-dealer subsidiaries, in each case to the extent, and so long as, such indebtedness prohibits any such subsidiary from becoming a Guarantor (and only for so long as such prohibition exists); and
(x) certain other exceptions to be set forth in the Credit Documentation.

Collateral:
The obligations of (a) the Borrower and the Guarantors under the Facilities and (b) at the option of the Borrower, the Borrower or any of its restricted subsidiaries under any interest rate protection, commodity trading or hedging, currency exchange or other non-speculative hedging or swap arrangements or cash management arrangements entered into with the Administrative Agent, any Lead Arranger or any Lender or any affiliate of any of the foregoing, in each case, at the time of entering into such arrangements (collectively, the “Obligations”) shall be secured by,

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(a)    a first priority perfected pledge of all of the capital stock in wholly-owned restricted subsidiaries (or any Qualifying Non- Wholly Owned Subsidiaries) directly held by the Borrower or any Guarantor (other than a pledge of capital stock of immaterial subsidiaries) and
(b)    a perfected first priority security interest in substantially all other property of the Borrower and the Guarantors
(in each case, subject as to priority to certain permitted liens) (collectively, the “Collateral”); provided that the Collateral shall not include

(i)    all fee-owned real property with a fair market value of less than $5.0 million,
(ii)    certain assets to the extent the burden or cost (including tax cost) of obtaining or perfecting a security interest therein is excessive in relation to the benefit of the security afforded thereby as reasonably determined by the Borrower and the Administrative Agent,
(iii)    certain assets if the granting of a security interest in such asset would be prohibited by enforceable anti-assignment provisions of permitted contracts (after giving effect to relevant provisions of the Uniform Commercial Code) or
(iv)    certain other exceptions to be set forth in the Credit Documentation.
In respect of real estate Collateral, the Credit Documentation will contain customary flood insurance and “MIRE”-related provisions.

Lead Arrangers:	Citi and Wells will act as joint lead arrangers and joint lead bookrunners (in such capacities, the “Lead Arrangers”) and will perform the duties customarily associated with such roles.
Administrative Agent:
Citi will act as sole and exclusive administrative agent and collateral agent (in such capacities, the “Administrative Agent”) for the Lenders and will perform the duties customarily associated with such roles.

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Lenders:
Banks, financial institutions and institutional lenders selected by the Lead Arrangers after consultation with the Borrower (each, a “Lender” and, collectively, the “Lenders”) with certain disqualified lenders to be discussed and agreed.

Facilities:
Term Facility: A senior secured term loan facility (the “Term Facility” and, the loans thereunder, the “Term Loans”) denominated in US dollars in an aggregate principal amount of $1,525.0 million (as such amount may be reduced in accordance with Exhibit A).
Revolving Facility: A senior secured revolving credit facility (the “Revolving Facility” and, the commitments thereunder, the “Revolving Commitments”; the Term Facility and the Revolving Facility are referred to collectively herein as the “Facilities”) denominated in US dollars in an aggregate principal amount equal to $300.0 million. Up to $50.0 million of the Revolving Facility shall be available for swingline loans from the Administrative Agent on same-day notice in U.S. Dollars and in increments to be mutually agreed with the swingline lender(s). Any swingline loans will reduce availability under the Revolving Facility on a dollar-for-dollar basis.

Letters of Credit:
A portion of the Revolving Facility up to an aggregate amount of $100.0 million shall be available for the issuance of standby letters of credit in US dollars by each of the Lenders under the Revolving Credit Facility on a pro rata basis in accordance with their respective commitments under the Revolving Facility; provided, that
(x)    each Lead Arranger shall provide its pro rata commitment in respect of letter of credit facility and
(y)    to the extent issued by a lender under the Revolving Facility, letters of credit under the Existing Credit Agreement may be deemed issued pursuant to the Revolving Facility.

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Incremental Facilities:
The Borrower or any of its restricted subsidiaries that is a Loan Party shall be entitled on one or more occasions and, subject to satisfaction of the applicable conditions precedent to all borrowings (and subject to customary “funds certain provisions” for certain conditions precedent in connection with a Limited Condition Transaction (as defined below)), to incur a new term loan facility (each a “New Term Facility”) and/or increase the principal amount of any existing Term Facility (together with any New Term Facility, the “Incremental Term Facilities”) and/or request the establishment of one or more new tranches of revolving credit commitments (each, a “New Revolving Facility”) and/or increase commitments under the Revolving Facility (together with any New Revolving Facility, an “Incremental Revolving Facility”; the Incremental Term Facilities and the Incremental Revolving Facilities are collectively referred to as the “Incremental Facilities”) in an aggregate principal amount not to exceed the sum of

(i)    the greater of (a) $300.0 million and (b) 100% of Consolidated EBITDA (to be defined in the Credit Documentation) for the period of four consecutive fiscal quarters most recently ended prior to the incurrence of such Incremental Facilities,
(ii)    the aggregate principal amount of Term Loans and any incremental term loans incurred under clause (i) above that are secured by liens on the Collateral that are pari passu or senior to the proposed Incremental Facility, in each case, that were voluntarily prepaid prior to such date and the aggregate principal amount of incremental revolving commitments incurred under clause (i) above permanently reduced prior to such date; provided, in the case of any discounted prepayments, such amount shall be limited to the purchase amount of such prepayment (rather than the face amount), and
(iii)    an unlimited amount so long as, after giving pro forma effect to any such Incremental Facility (and assuming any such Incremental Revolving Facility is fully drawn, but excluding (a) all such proceeds for purposes of cash netting and (b) any Incremental Facilities incurred simultaneously under clause (i) above) and other customary and appropriate pro forma adjustment events, including any acquisitions or dispositions after the beginning of the relevant determination period but prior to or simultaneous with the effectiveness of such Incremental Facilities

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(x)    in the case of such indebtedness secured on a pari passu basis with the liens securing the Facilities, the First Lien Net Leverage Ratio (as defined below) shall not exceed 4.50:1.00,
(y)    in the case of such indebtedness secured on a junior basis to the liens securing the Facilities, the Secured Net Leverage Ratio (as defined below) shall not exceed the lesser of (I) 4.75:1.00 and (II) the ratio level applicable to the Financial Covenant then in effect and
(z)    in the case of such unsecured indebtedness the Total Net Leverage Ratio (as defined below) shall not exceed the lesser of (I) 5.25:1.00 and (II) the ratio level applicable to the Financial Covenant then in effect;
provided that amounts incurred under clause (i) above shall be reclassified, as the Borrower may elect from time to time, as incurred under clause (iii) above if the Borrower meets the applicable First Lien Net Leverage Ratio, Secured Net Leverage Ratio, Total Net Leverage Ratio or Fixed Charge Coverage Ratio at such time on a pro forma basis; provided, further, that, notwithstanding the foregoing or anything to the contrary set forth herein, Incremental Term Facilities may be incurred without regard to the foregoing limits to the extent that the net cash proceeds of such Incremental Term Facility are used on the date of incurrence to permanently prepay and refinance on a dollar-for-dollar basis Term Loans of any tranche selected by the Borrower, and any such Incremental Term Facility (the “Refinancing Incremental Term Facility”) may be deemed to have been incurred pursuant to this proviso and loans under such Incremental Term Facility may be incurred to permanently prepay and refinance on a dollar-for-dollar basis Term Loans of any tranche selected by the Borrower.

The terms and provisions of any New Term Facility shall be, except as permitted by the Credit Documentation and set forth in an additional credit extension amendment providing for such Incremental Term Facilities, substantially identical to the Term Facility; provided that, unless otherwise consented to by the required lenders,

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(i)    the weighted average life to maturity of any New Term Facility shall be no shorter than the weighted average life to maturity of the Term Loans issued on the Closing Date or, in the case of a Refinancing Incremental Term Facility, the maturity date of the debt being refinanced,
(ii)    the final maturity date of with respect to any New Term Loans shall be no shorter than the then-existing Latest Maturity Date (to be defined in the Credit Documentation) or, in the case of a Refinancing Incremental Term Facility, the maturity date of the debt being refinanced,
(iii)    if the “yield” (including upfront fees and original issue discount but excluding customary arrangement fees and commitment fees paid to the arrangers thereof) on any New Term Facility in the form of syndicated term loans secured on a pari passu basis with the Facilities incurred no later than twelve months after the Closing Date exceeds by more than 50 basis points the “yield” on the Term Loans (determined as provided above) (the amount of such excess above 50 basis points being referred to herein as the “Yield Differential”), then the applicable rates then in effect for the Term Loans shall automatically be increased by the Yield Differential, effective upon the making of the New Term Facility,
(iv)    any guarantor of any New Term Facility shall also be a Guarantor of the Facilities,
(v)    if secured, such New Term Facility shall not be secured by any assets that do not constitute Collateral for the Facilities and may not be secured pursuant to security documentation that is more restrictive to the Borrower and the Guarantors than the Credit Documentation and
(vi)    any New Term Facility shall rank pari passu or junior in right of payment and pari passu or junior with respect to security with the Facilities or may be unsecured (and to the extent subordinated in right of payment or security, shall be subject to intercreditor arrangements reasonably satisfactory to the Administrative Agent).

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The terms and conditions of any New Revolving Facility (other than pricing, maturity and fees) shall be, except as permitted by the Credit Documentation and set forth in an amendment providing for such New Revolving Facility, substantially identical to the Revolving Facility; provided that, unless otherwise consented to by the required lenders,

(i)    any New Revolving Facility will mature no earlier than, and will require no scheduled amortization or mandatory commitment reduction prior to, the maturity date of the Revolving Facility (it being understood that the Credit Documentation will contain certain provisions to govern the pro rata payment, repayment, borrowings and commitment reductions of the Revolving Facility and any Incremental Revolving Facility),
(ii)    any borrower in respect of any New Revolving Facility shall be a Borrower and any guarantor of any New Revolving Facility shall also be a Guarantor of the Facilities,
(iii)    if secured, such New Revolving Facility shall not be secured by any assets that do not constitute Collateral for the Facilities and may not be secured pursuant to security documentation that is more restrictive to the Borrower and the Guarantors than the Credit Documentation,
(iv)    any New Revolving Facility shall rank pari passu or junior in right of payment and pari passu or junior with respect to security with the Facilities or may be unsecured (and to the extent subordinated in right of payment or security, shall be subject to intercreditor arrangements reasonably satisfactory to the Administrative Agent) and
(v)    if incurred pursuant to the Credit Documentation, any New Revolving Facility shall be subject to customary pro rata prepayment and borrowing mechanics.

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Any Incremental Facility that is secured on a pari passu or junior basis to the liens securing the Facilities or is unsecured may be established pursuant to separate documentation from the Credit Documentation and any such Incremental Facility established pursuant to such separate documentation shall be subject to an intercreditor agreement to be reasonably satisfactory to the Administrative Agent.
For purposes of the Incremental Facilities provisions, amounts incurred with respect to any Incremental Facilities will be deemed to be incurred under clauses (i) and (ii) prior to any utilization under clause (iii).
Each of “First Lien Net Leverage Ratio”, “Secured Net Leverage Ratio” and “Total Net Leverage Ratio” shall be as defined in the Credit Documentation and shall be calculated net of all unrestricted cash and cash equivalents of the Borrower and the Guarantors. Consolidated EBITDA shall be as defined in the Credit Documentation and shall include an add-back for pro forma, net “run rate” cash savings, operating expense reductions and synergies subject to a 25% cap to be measured after giving effect to such add-backs.

Limited Condition Transaction:	For purposes of

(i)    determining compliance with any provision of the Credit Documentation which requires the calculation of a leverage ratio or the fixed charge coverage ratio,
(ii)    determining compliance with defaults or events of default, or
(iii)    testing availability under baskets set forth in the Credit Documentation (including baskets measured as a percentage of Consolidated EBITDA),

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in each case, in connection with a “limited condition” transaction (including any permitted acquisition, permitted investment or unconditional repayment or redemption of, or offer to purchase, any indebtedness) (any such transaction, a “Limited Condition Transaction”), at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted under the Credit Documentation shall be deemed to be the date the definitive agreement for such Limited Condition Transaction is entered into (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent test period ending prior to the LCT Test Date, the Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with.
For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio or basket (including due to fluctuations of the target of any Limited Condition Transaction) at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of such ratios or baskets (other than, in the period prior to funding of an acquisition financed with any Incremental Facilities, any Consolidated EBITDA grower component) on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a pro forma basis assuming both that such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of debt and the use of proceeds thereof) have been consummated and have not been consummated.

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Refinancing Facilities:
Subject to limitations set forth in the Credit Documentation, the Borrower shall be entitled to refinance the Term Loans or loans or commitments under the Revolving Facility or any Incremental Facility incurred pursuant to the Credit Documentation from time to time, in whole or part, with one or more new term loan facilities (each, a “Refinancing Term Facility”) or new revolving credit facilities (each, a “Refinancing Revolving Facility”; the Refinancing Term Facilities and the Refinancing Revolving Facilities are collectively referred to herein as “Refinancing Facilities”) under the Credit Documentation, with the consent of the Borrower, the Administrative Agent and the institutions providing the applicable Refinancing Facility, it being understood and agreed that any Refinancing Facility, if secured, shall be secured by the Collateral on a pari passu or junior basis to the Facility; provided that, unless otherwise consented to by the required lenders,

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(i)    no Refinancing Facility shall mature prior to the maturity date of the debt being refinanced,
(ii)    no Refinancing Facility shall have a weighted average life to maturity that is less than the debt being refinanced,
(iii)    the borrower in respect of any such Refinancing Facility shall be the Borrower and any guarantor of any Refinancing Facility shall also be a Guarantor of the Facilities,
(iv)    if secured, such Refinancing Facility shall not be secured by any assets that do not constitute Collateral for the Facilities and may not be secured pursuant to security documentation that is more restrictive to the Borrower and the Guarantors than the Credit Documentation,
(iv)    the aggregate principal amount of any Refinancing Facility shall not exceed the aggregate principal amount of indebtedness being refinanced (plus (x) any premium, accrued interest, hedging termination costs and fees and expenses incurred in connection with the refinancing thereof and (y) in the case of any refinancing of a revolving credit facility, the amount of the unfunded commitments thereunder), and the debt under the applicable facility being refinanced will be permanently reduced (and, in the case of any refinancing of a revolving credit facility, the commitments thereunder will be permanently terminated) simultaneously with the issuance of the Refinancing Facility with the proceeds thereof in a manner to be set forth in the Credit Documentation),
(v)    the covenants and events of default of such Refinancing Facility (excluding pricing and optional prepayment or redemption terms and covenants applicable only to periods after the Latest Maturity Date) shall be no more favorable (taken as a whole) to the lenders providing such Refinancing Facility than those of the facility, as applicable, being refinanced, and
(vi)    any Refinancing Facility that is secured on a junior basis to the liens securing the Facilities or is unsecured shall be established pursuant to separate documentation from the Credit Documentation and, if secured, shall be subject to intercreditor arrangements reasonably satisfactory to the Administrative Agent.
Notwithstanding anything to the contrary contained herein, up to the greater of $160.0 million and an amount equal to 50% of Consolidated EBITDA as of the most recently ended four fiscal quarter period for which financial statements have been delivered (and after giving effect to any acquisition consummated concurrently therewith and all other appropriate pro forma adjustment events) (the “Inside Maturity Basket”) in the aggregate of syndicated Incremental Term Facilities, Refinancing Facilities, loans or notes that are (at the option of the Borrower) unsecured or secured by the Collateral on a pari passu or junior basis and other senior, senior subordinated or subordinated indebtedness may have a maturity date that is earlier than the maturity of the initial Term Loans.

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Purpose/Use of Proceeds:	The proceeds of the Term Facility will be used (i) to finance the Acquisition and the Refinancing and (ii) to pay transaction costs, fees and expenses. Amounts available under the Revolving Facility may be used by the Borrower for general corporate purposes and, in part, for the Acquisition.
Closing Date:	The date of satisfaction or waiver of all conditions precedent to the availability of the Facilities set forth on Exhibit C (the “Closing Date”).
Availability:
Term Facility: The Term Loans may only be incurred on the Closing Date and may not be reborrowed once repaid.
Revolving Facility: Loans under the Revolving Facility (the “Revolving Loans”) will be available at any time on and after the Closing Date and prior to the final maturity of the Revolving Facility, in minimum principal amounts and upon notice customary for facilities of this type and otherwise to be mutually and reasonably agreed upon; provided that the aggregate principal amount of Revolving Loans available to made on the Closing Date shall not exceed an amount to be agreed, which shall not be less than $50.0 million, excluding availability in respect of undrawn letters of credit existing as of the Closing Date. Amounts repaid under the Revolving Facility may be reborrowed. Letters of credit will be used solely to support payment obligations incurred in the ordinary course of business by the Borrower and its subsidiaries.

Maturity Date:	Term Facility: The date that is seven (7) years after the Closing Date (the “Term Facility Maturity Date”). Revolving Facility: The date that is five (5) years after the Closing Date.
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Amortization:
Term Facility: Annual amortization (payable in 4 equal quarterly installments) of the Term Loans shall be required in an amount equal to 1.0% of the aggregate principal amount of the Term Loans funded on the Closing Date. The remaining aggregate principal amount of Term Loans shall be due and payable in full on the Term Facility Maturity Date.

Revolving Facility: None.
Interest Rate:
Term Facility: At the option of the Borrower, the Term Loans shall bear interest at (a) the Term SOFR Rate (to be defined in the Credit Documentation) with a credit spread adjustment of 0.10%, 0.15% and 0.25% for interest periods of one, three and six months, respectively (the “Adjusted Term SOFR Rate”) plus 3.75%, or (b) the Base Rate (to be defined in the Credit Documentation) plus 2.75%.

Revolving Facility: At the option of the Borrower, the Revolving Loans shall bear interest at (a) the Adjusted Term SOFR Rate plus 3.75%, or (b) the Base Rate plus 2.75%.
From and after the delivery by the Borrower to the Administrative Agent of financial statements for the period ending at least one full fiscal quarter following the Closing Date, the applicable margins under the Term Facility shall be subject to a leverage based step-down to 3.50% upon achievement of a First Lien Net Leverage Ratio of 4.00:1.00.
From and after the delivery by the Borrower to the Administrative Agent of financial statements for the period ending at least one full fiscal quarter following the Closing Date, the applicable margins under the Revolving Facility shall be subject to a leverage based step-down to 3.50% upon achievement of a First Lien Net Leverage Ratio of 4.00:1.00.

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The Borrower may elect interest periods of one, three or six months for Revolving Loans and Term Loans bearing interest at the Adjusted Term SOFR Rate.
Calculation of interest shall be on the basis of the actual number of days elapsed over a 360-day year (or 365- or 366-day year, as the case may be, in the case of Base Rate loans based on the prime rate) and interest shall be payable at the end of each interest period and, in any event, at least every three months.
The Base Rate is the highest of (i) the Administrative Agent’s prime rate, (ii) the federal funds effective rate plus ½ of 1.00% and (iii) one-month Adjusted Term SOFR Rate plus 1.00%.
The Adjusted Term SOFR Rate will (a) at all times include statutory reserves and (b) at no time be deemed to be less than, (x) with respect to the Term Facility, 0.50% and (y) with respect to the Revolving Facility, 0.00%.

Default Interest:
(i) Upon the occurrence and during the continuation of a bankruptcy or payment default, the overdue amounts shall bear interest at the applicable interest rate plus 2.00% per annum and (ii) upon the direction of the required lenders following the occurrence and during the continuation of any event of default, the principal amount of the obligations shall bear interest at the applicable interest rate plus 2.00% per annum.

Commitment Fees:
Commitment fees equal 0.50% per annum (with step downs to (i) 0.375% at a First Lien Net Leverage Ratio equal to 4.00:1.00 and (ii) 0.25% at a First Lien Net Leverage Ratio equal to 3.50:1.00) times the average daily unused amount of the Revolving Credit Commitments will accrue from the Closing Date and will be payable quarterly in arrears. Swingline loans shall not constitute usage of the Revolving Credit Commitments for purposes of calculating such commitment fees.

Yield Protection and Taxes:	Usual and customary for facilities of this type.
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Voluntary Prepayments:
Voluntary reductions of the unutilized portion of the Revolving Facility and prepayments of any borrowings (or any tranche thereof) under the Facilities selected by the Borrower will be permitted at any time, in minimum principal amounts to be set forth in the Credit Documentation, subject to payment of any amounts required under the capital “Call Protection/Premium” below and reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted Term SOFR Rate borrowings other than on the last day of the relevant interest period.

Call Protection/Premium:	In the event that all or any portion of the Term Facility is voluntarily prepaid as part of a Repricing Transaction (as defined below) (including pursuant to a yank-a-bank provision) within six (6) months of the Closing Date, such prepayments shall be made at 101% of the principal amount so prepaid.

As used herein, “Repricing Transaction” means the prepayment or refinancing of all or a portion of any Term Facility with the incurrence by the Borrower or any other Loan Party of any senior secured bank loan financing in the form of syndicated first-lien term loans having an effective interest cost or weighted average yield (as determined by the Administrative Agent consistent with generally accepted financial practice and, in any event, excluding any arrangement or commitment fees in connection therewith not payable to lenders generally) that is less than the effective interest rate for or weighted average yield (as determined by the Administrative Agent on the same basis) of such loans under the applicable Term Facility, as applicable, including, without limitation, as may be effected through any amendment to the Credit Documentation relating to the interest rate for, or weighted average yield of, the applicable Term Facility (including any mandatory assignment in connection therewith).

Mandatory Prepayments:	The Term Loans will be prepaid on a pro rata basis
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(a)    with 100% of the net cash proceeds of material non-ordinary course asset sales, casualty insurance and condemnation events (with agreed upon exceptions including a threshold amount for such asset sales, casualty insurance and condemnation events equal to $25.0 million individually and $50.0 million in the aggregate) and the right to reinvest such proceeds in the business of the Borrower and its restricted subsidiaries within 18 months following receipt (or committed to be reinvested within such 18-month period and reinvested within 180 days after the end of such 18-month period) with respect to property of the Borrower and its restricted subsidiaries, with leverage based step-downs to 50% and 0% upon achievement of a First Lien Net Leverage Ratio of 4.00:1.00 and 3.50:1.00, respectively (calculated without netting the proceeds of such asset sale, casualty insurance or condemnation event),
(b)    with 100% of the net cash proceeds of issuances of debt obligations of the Borrower and its restricted subsidiaries (other than indebtedness otherwise permitted under the Credit Documentation (other than Refinancing Facilities)),
(c)    to the extent not applied to reduce the commitments of the Initial Lenders in respect of the Term Facility on or prior to the Closing Date, with 100% of the net cash proceeds of any Specified Equity Proceeds, to be applied in prepayment of the Term Loans no later than five business days following the Closing Date, and
(d)    for each fiscal year, commencing with the fiscal year ending December 31, 2023, with 50% of Excess Cash Flow (to be defined in the Credit Documentation, with such definition to include a de minimis threshold equal to $25.0 million) for such fiscal year, with leverage based step-downs to 25% and 0% upon achievement of a First Lien Net Leverage Ratio of 4.00:1.00 and 3.50:1.00, respectively (less amounts used to voluntarily prepay Term Loans to the extent not funded with indebtedness).
Each term loan Lender may elect to decline its pro rata portion of any mandatory prepayments of the Term Loans (any such declined amount, the “Declined Amounts”).

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Representations and Warranties:	Limited to the following representations and warranties (subject to materiality qualifiers, monetary baskets, customary exceptions for facilities and transactions of this type and other agreed exceptions to be set forth in the Credit Documentation): existence; qualification and power; compliance with laws; authorization; no contravention; governmental authorization and other consents; legal, valid and binding documentation; accuracy and completeness of financial statements; no material adverse change; litigation and investigations; no violation of, defaults under, or conflicts with, agreements or instruments; compliance with laws; ERISA; margin regulations; environmental laws; OFAC and other sanctions laws; FCPA and other anti-corruption laws; the PATRIOT Act; payment of taxes and filing of tax returns; ownership of properties; accuracy and completeness of disclosure; real property; insurance; subsidiaries; transaction documents; intellectual property; inapplicability of the Investment Company Act; solvency; labor matters; casualty; swap obligations; environmental and other regulatory matters; validity, priority and perfection of security interests in the Collateral; beneficial ownership certificate; no EEA Financial Institutions; and treatment as senior debt under all subordinated debt.
Conditions Precedent to Closing Date:	The availability of the Facilities on the Closing Date will be subject only to the Funding Conditions.
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Affirmative Covenants:	Limited to the following affirmative covenants (subject to materiality qualifiers, monetary baskets, customary exceptions for facilities and transactions of this type and other agreed exceptions to be set forth in the Credit Documentation) to be applicable to the Borrower and its restricted subsidiaries: maintenance of corporate existence and rights; performance and payment of obligations and taxes; delivery of consolidated and consolidating financial statements (accompanied by customary management discussion and analysis) and other financial information, including information required under the PATRIOT Act and Beneficial Ownership Regulation; quarterly lender calls; delivery of certificates and other information; delivery of notices of default, litigation, ERISA events, material adverse change and other material events; maintenance of business and properties; maintenance of satisfactory insurance; using commercially reasonably efforts to maintain a corporate rating from Standard & Poor’s Ratings Services and a corporate family rating from Moody’s Investors Service, Inc.; beneficial ownership regulation; compliance with laws; use of proceeds; maintenance and inspection of books, records and properties; inspection rights; additional collateral; further assurances; collateral and guarantee limitations; OFAC and other sanctions laws; FCPA and other anti-corruption laws; and compliance with environmental laws.
Negative Covenants:	Limited to the following negative covenants (subject to materiality qualifiers, monetary baskets, customary exceptions for facilities and transactions of this type and other agreed exceptions to be set forth in the Credit Documentation) to be applicable to the Borrower and its restricted subsidiaries:

1.    limitations on dividends on, and redemptions and repurchases of, equity interests and other restricted payments, with exceptions including the following (which shall, in each case, be subject to customary conditions, limitations and sub-limits (where applicable)):

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a.    a general restricted payments basket in an amount equal to the greater of $128.0 million and 40% of Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended prior to such restricted payment, subject to no default or event of default having occurred and be continuing;
b.    subject to no default or event of default having occurred and be continuing and pro forma compliance with a Total Net Leverage Ratio of 4.50:1.00, restricted payments made with the Available Amount (to be defined in the Credit Documentation) but, in any event, to include (x) a “starter” component in an amount equal to the greater of $80.0 million and 25% of Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended prior to such restricted payment and (y) a “builder” components based on

(i)    a grower amount based on, as selected by the Borrower prior to the launch of general syndication, (A) 50% of Adjusted Consolidated Net Income (to be defined in the Credit Documentation) or (B) retained Excess Cash Flow,
(ii)    cash proceeds received from common equity issuances or contributions not otherwise applied,
(iii)    Declined Amounts, and
(iv)    other customary baskets to be agreed;

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c.    restricted payments to allow the Borrower to purchase outstanding equity interests or dividends of the Borrower in an aggregate amount in any fiscal year not to exceed 6% of Market Capitalization (to be defined in the Credit Documentation), subject to no default or event of default having occurred and be continuing;
d.    additional unlimited restricted payments subject to (i) pro forma compliance with a Total Net Leverage Ratio of 3.50:1.00 and (ii) no default or event of default having occurred and be continuing;
e.    restricted payments to allow the Borrower to make special stock repurchases, not in excess of an aggregate amount equal to $5.0 million per calendar year (with two-year carry forward of any unused amounts); and
f.    restricted payments for amounts to be paid under ESOPs or to repurchase restricted, stock, etc. and for earn-out and holdback payments required pursuant to existing agreements and permitted acquisitions, not in excess of an aggregate amount to be agreed.

2. limitations on debt, guarantees and hedging arrangements, with exceptions including
a. a general indebtedness basket (which shall be subject to customary conditions, limitations and sub-limits to be set forth in the Credit Documentation) in an aggregate outstanding principal amount not to exceed the greater of $128.0 million and 40% of Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended prior to the incurrence of such indebtedness,
b.    indebtedness of foreign subsidiaries and other non-Loan Parties in an aggregate outstanding principal amount not to exceed the greater of $80.0 million and 25% of Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended prior to the incurrence of such indebtedness,
c.    indebtedness secured by capital leases, purchase money security interests and synthetic lease obligations, in an aggregate outstanding principal amount not to exceed the greater of $50.0 million and 15% of Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended prior to the incurrence of such indebtedness, in addition to those existing as of the Closing Date,
d.    intercompany indebtedness subject to customary limitations,

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e. indebtedness in an amount equal to 100% of any cash common equity contribution to the Borrower following the Closing Date (other than Specified Equity Contributions (as defined below) or that is not applied under the Available Amount basket or used to make investments, restricted payments or Restricted Debt Payments,
f.    earn-outs and hold-backs arising in connection with prior acquisitions and permitted acquisitions, and
g. subject to customary requirements (including (i) “most-favored nations” protection in respect of pari passu term loans and (ii) a non-guarantor cap equal to the greater of $80.0 million and 25% of Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended prior to the incurrence of such indebtedness), an unlimited amount so long as, after giving pro forma effect to any incurrence of debt, but excluding all such proceeds for purposes of cash netting and other customary and appropriate pro forma adjustment events, including any acquisitions or dispositions after the beginning of the relevant determination period but prior to or simultaneous with the effectiveness of such debt issuance,

(i)    in the case of such indebtedness secured on a pari passu basis with the liens securing the Facilities, the First Lien Net Leverage Ratio shall not exceed 4.50:1.00,
(ii)    in the case of such indebtedness secured on a junior basis to the liens securing the Facilities, the Secured Net Leverage Ratio (as defined below) shall not exceed the lesser of (I) 4.75:1.00 and (II) the ratio level applicable to the Financial Covenant then in effect and
(iii)    in the case of such unsecured indebtedness the Total Net Leverage Ratio shall not exceed the lesser of (I) 5.25:1.00 and (II) the ratio level applicable to the Financial Covenant then in effect.

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3.    limitations on sales, dispositions or transfers of assets, with exceptions including,
a.    non-ordinary course dispositions of assets at any time in an amount not to exceed $25.0 million,
b.    other non-ordinary course dispositions of assets; provided, that the net proceeds thereof are applied in accordance with the Term Facility or any replacement thereof to the extent required thereby; provided, that, in each case, the Borrower receives fair market value (as determined by the Borrower in good faith) and at least 75% of the proceeds consist of cash or cash equivalents or other consideration that converts into cash within 180 days (including customary designated non-cash consideration in an aggregate amount not to exceed the greater of $50.0 million and 15% of Consolidated EBITDA as of the most recently ended four fiscal quarter period for which financial statements have been delivered), and
c.    other customary baskets to be agreed,
4.    limitations on liens, with exceptions including,

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a.    a general lien basket (which shall be subject to customary conditions, limitations and sub-limits to be set forth in the Credit Documentation) in an aggregate outstanding principal amount not to exceed the greater of $128.0 million and 40% of Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended prior to the incurrence of such liens,
b.    subject to customary requirements, a junior lien basket of up to the lesser of (x) a Secured Net Leverage Ratio of 4.75:1.00 and (y) the ratio level applicable to the Financial Covenant then in effect,
c.    capital leases, purchase money security interests and synthetic lease obligations, not to exceed an aggregate amount of $50.0 million, in addition to those existing as of the Closing Date, and
d.    deposits to secure the performance of bids, trade contracts and leases, including operating leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature,

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5.    limitations on prepayments, redemptions and repurchases of second or junior lien or subordinated debt (“Restricted Debt Payments”), with exceptions including the following (which shall, in each case, be subject to customary conditions, limitations and sub-limits (where applicable)):
a.    a general Restricted Debt Payment basket in an aggregate amount of the greater of $128.0 million and 40% Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended prior to such Restricted Debt Payment; and
b.     additional Restricted Debt Payments subject to (i) pro forma compliance with a Total Net Leverage Ratio of 3.50:1.00 and (ii) no default or event of default having occurred and be continuing,
c.     subject to no default or event of default having occurred and be continuing and pro forma compliance with a Total Net Leverage Ratio of 4.75:1.00, Restricted Debt Payments made with the Available Amount,
6.    limitations on mergers, acquisitions (other than permitted acquisitions) and fundamental changes,
7.    limitations on sale and leaseback transactions,
8.    limitations on loans and investments, with exceptions including the following (which shall, in each case, be subject to customary conditions, limitations and sub-limits (where applicable)):

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a.    a general investment basket in an aggregate amount of the greater of $160.0 million and 50% Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended prior to such investment;
b.    additional unlimited investments subject to (i) pro forma compliance with a Total Net Leverage Ratio of 3.75:1.00 and (ii) no default or event of default having occurred and be continuing; and
c.    subject to no default or event of default having occurred and be continuing and compliance with a pro forma Total Net Leverage Ratio equal to 4.75:1.00, investments made with the Available Amount,
d.     investments existing as of the Closing Date and refinancing or replacements thereof,
e.    loans and advances to employees, officers and directors in an aggregate amount of $3.0 million,
f.     investments in non-Guarantor restricted subsidiaries in an aggregate amount of the greater of $80.0 million and 25% Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended prior to such investment,
g.    investments in joint ventures and unrestricted subsidiaries in an aggregate amount of the greater of $80.0 million and 25% Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended prior to such investment, and
h.    investments in Similar Businesses (to be defined in Credit Documentation) in an aggregate amount of the greater of $80.0 million and 25% Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended prior to such investment,

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9.    limitations on transactions with affiliates,
10.    limitations on changes in business conducted by the Borrower and its restricted subsidiaries,
11.    limitations on restrictions on ability of restricted subsidiaries to pay dividends or make distributions,
12.    use of proceeds,
13.    limitations on accounting changes,
14.    limitations on designating senior indebtedness, and
15.    limitations on amendments of debt.

The Borrower and its restricted subsidiaries shall be permitted to acquire all or substantially all of the equity interests of a person (a “Permitted Acquisition”); provided that, among other things,

(i)    no default or event of default has occurred and is continuing or would result therefrom at the time of entry into the signing of the underlying purchase or acquisition agreement,
(ii)    the acquired entity shall be a going concern and shall be in a similar line of business as that of the Borrower and its restricted subsidiaries as conducted during the current and most recently concluded calendar year (or a business reasonably ancillary or complementary thereto) and
(iii)    at the time of such transaction the Borrower would be in pro forma compliance with the Financial Covenant (as defined below) (whether or not then applicable);

provided, further, that with respect to acquisitions of entities that do not become Guarantors, the consideration provided by the Borrower or Guarantor will be limited to an aggregate amount to be set forth in the Credit Documentation.
With respect to the incurrence of debt and liens covenants, each such covenant shall permit classification and reclassification from time to time among one or more available baskets and exceptions within any such covenant.

Financial Covenants:	Term Facilities: None.
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Revolving FacilityRevolving Facility
Revolving Facility
: At all times while any Revolving Commitment remains outstanding, the Borrower shall not permit the Total Net Leverage Ratio, to exceed 6.25:1.00 with step-downs to be agreed to no less than 4.50:1.00 (the “Financial Covenant”);
provided
provided
 that, during any fiscal quarter in which the Financial Covenant has stepped down to at least
4.75:1.00,
 if the Borrower or any of its subsidiaries consummates a Qualifying Acquisition (to be defined in the Credit Documentation) in such fiscal quarter, the maximum Financial Covenant shall step up to a level that is 0.50:1.00 greater than the Financial Covenant level that would otherwise then be in effect at the end of such fiscal quarter and at the end of the following three fiscal quarters following such Qualifying Acquisition (such step up, the “Qualifying Acquisition Step Up”), and thereafter the Financial Covenant shall be reduced to the level that would otherwise then be in effect without giving effect to such Qualifying Acquisition Step Up; provided, further, that, there shall be at least two full fiscal quarters following the cessation of each such Qualifying Acquisition Step Up during which no such Qualifying Acquisition Step Up shall then be in effect prior to the commencement of any subsequent Qualifying Acquisition Step Up pursuant to the immediately preceding proviso
. The Financial Covenant will be tested at the end of each fiscal quarter after the Closing Date.

For purposes of determining compliance with the Financial Covenant, any cash equity contribution (which shall be common equity or otherwise in a form reasonably acceptable to the Administrative Agent) made to the Borrower after the beginning of the relevant fiscal quarter and on or prior to the day that is 15 business days after the day on which financial statements are required to be delivered for such fiscal quarter will, at the request of the Borrower, be included in calculation of Consolidated EBITDA solely for purposes of determining compliance with the Financial Covenant at the end of such fiscal quarter and applicable subsequent periods that include such fiscal quarter (any such equity contribution so included in calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided that (a) in each four fiscal quarter period, there shall be at least two fiscal quarters in respect of which no Specified Equity Contribution is made, (b) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in pro forma compliance with the Financial Covenant for the

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relevant fiscal quarter, (c) all Specified Equity Contributions shall be disregarded for purposes of determining pricing, financial ratio-based conditions and any baskets with respect to the covenants contained in the Credit Documentation and shall be disregarded for purposes of the calculation of the Available Amount basket, (d) during the term of the Facilities no more than five Specified Equity Contributions may be made and (e) there shall be no pro forma reduction in indebtedness (by netting or otherwise) with the proceeds of any Specified Equity Contribution for determining compliance with the Financial Covenant for the fiscal quarter for which such Specified Equity Contribution is deemed applied, except to the extent that such proceeds are actually applied to prepay indebtedness under the Term Facility. The Credit Documentation will contain a customary standstill provision with respect to the declaration of an event of default and/or exercise of remedies during the period in which a Specified Equity Contribution could be made.

Unrestricted Subsidiaries:
Subject to limitations on investments, loans, advances to, and other investments in, unrestricted subsidiaries to be set forth in the Credit Documentation, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary; provided that,

(i)    after giving effect to such designation or redesignation, no default or event of default exists or would result therefrom and
(ii)    immediately after giving effect to such designation, the Borrower shall be in pro forma compliance with the Financial Covenant (whether or not then in effect).

Unrestricted subsidiaries will not be subject to the representations and warranties, covenants or events of default and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining any financial ratio or covenant and any cash or cash equivalents of any unrestricted subsidiary will not be taken into account for purposes of any net debt test except to the extent actually distributed to the Borrower or any of its restricted subsidiaries. Notwithstanding the foregoing, any unrestricted subsidiary that has been re-designated a restricted subsidiary may not be subsequently re- designated as an unrestricted subsidiary.
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Events of Default:	Limited to the following: nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect (or if qualified by materiality, in all respects); cross default and cross acceleration to material indebtedness; bankruptcy and insolvency; material judgments; ERISA events; actual or asserted invalidity of guarantees, security interests, security documents; and change of control, in each case subject to grace periods and thresholds customary for facilities and transactions of this type and other grace periods and thresholds to be set forth in the Credit Documentation.
Bail-in Provisions:	The Credit Documentation shall contain customary UK and EU Bail-in provisions.
QFC Stay Rule:	The Credit Documentation shall contain customary QFC Stay Rule provisions.
Assignments and Participations:	Usual and customary for facilities of this type.

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EXHIBIT C
PROJECT PEGASUS
CONDITIONS
The availability of the Facilities shall be subject to the satisfaction or waiver by the Lead Arrangers of only the following conditions (subject to the Limited Conditionality Provision). Capitalized terms used but not defined in this Exhibit C have the meanings set forth in the Commitment Letter to which this Exhibit C is attached or in Exhibits A or B thereto.
1.    Concurrent Transactions: The Acquisition shall have been consummated or will be consummated concurrently with the initial funding under the applicable Facilities in accordance with the Acquisition Agreement; provided that no amendment, modification or waiver of any term thereof or any condition to your or the Borrower’s obligation to consummate the Acquisition thereunder (other than any such amendment, modification or waiver that is not materially adverse to any interest of the Lead Arrangers) shall be made or granted, as the case may be, without the prior written consent of the Lead Arrangers (such consent not to be unreasonably withheld) (it being understood that (x) any change in the price (including any price decrease) of the Acquisition of 10% or greater will be deemed to be materially adverse to the interests of the Lead Arrangers or the Lenders and will require the prior written consent of the Lead Arrangers (such consent not to be unreasonably withheld), and any such reduction of price shall be applied to reduce the Term Facility by a corresponding amount and (y) any change to the definition of “Material Adverse Effect” shall be deemed to be materially adverse to the interests of the Lead Arrangers or the Lenders). The Specified Equity Proceeds, if any, shall be applied to finance the Acquisition, the Refinancing and/or the Transaction Costs.
2.    Fee Letter. You, the Borrower and the Guarantors shall pay all fees and expenses in connection with the Facilities payable in accordance with the Fee Letter or otherwise.
3.    Representations. (a) Each of the Acquisition Agreement Representations shall be true and correct to the extent required by the Limited Conditionality Provision; and (b) each of the Specified Representations shall be true and correct in all material respects (in each case, except in the case of any representation which expressly relates to a specific date or period, such representation or warranty shall be true and correct in all material respects as of such date or period, as the case may be) (and, in each case, all respects if qualified by material adverse effect or other materiality qualifier).
4.    Definitive Documents; Customary Closing Conditions.
(i)     A customary borrowing notice in respect of the applicable Facilities shall have been delivered,
(ii)     the definitive Credit Documentation shall have been executed and delivered by you, the Borrower and each of its and your subsidiaries party thereto, the Administrative Agent and any Lender party thereto;
(iii)     the Lead Arrangers shall have received customary forms of legal opinions, evidence of authority, officer’s certificates, corporate organizational and governing documents, good standing certificates, a solvency certificate from the chief financial officer or another authorized officer of you and the Borrower in the form attached hereto as Annex C-I, resolutions and other customary closing certificates as are customary for transactions of a similar type; and
Commitment Letter Exhibit C-1

(iv)     all documents and instruments required to create and perfect the Administrative Agent’s security interests in the Collateral (as defined in Exhibit B to the Commitment Letter) shall have been executed and delivered and, subject to the Limited Conditionality Provisions, the Lenders shall have a first priority perfected security interest in all assets of the Borrower and the Guarantors as, and to the extent, required by the Term Sheet.
4.    Patriot Act, Beneficial Ownership, etc. Each Lender shall have received at least 5 business days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation, to the extent requested by such Lender at least 10 business days prior to the Closing Date.
5.    Financial Statements. The Lead Arrangers shall have received:
(a)    (i) audited consolidated balance sheets and related audited consolidated statements of income, stockholders’ equity and cash flows of the Borrower or its predecessor for the 2019, 2020 and 2021 fiscal years and for each subsequent fiscal year ended 90 days or more prior to the Closing Date, and (ii) audited combined balance sheets and related audited combined statements of income, stockholders’ equity and cash flows of the Acquired Business for the 2019, 2020 and 2021 fiscal years and for each subsequent fiscal year ended 90 days or more prior to the Closing Date and, in the case of clause (ii), it being understood and agreed that such financial statements may be in the same form and scope as the financial statements previously delivered to the Arrangers prior to the date hereof (including with respect to the fact that such financial statements do not include the impact of the Dormant Precoat Subsidiaries (as defined in the Acquisition Agreement). The Arrangers hereby acknowledge receipt of (x) the audited financial statements of the Borrower for the fiscal years of 2019, 2020 and 2021 referred to in clause (a)(i) and (y) the audited financial statements of the Acquired Business for the fiscal years of 2019 and 2020 referred to in clause (a)(ii);
(b)     unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower or its predecessor and unaudited combined balance sheets and related statements of income, stockholders’ equity and cash flows of the Acquired Business, in each case, for the latest fiscal quarter subsequent to the most recent audit delivered pursuant to clause (a) above, and ended 45 days or more prior to the Closing Date covering the period from such most recent audit to the end of such latest fiscal quarter (in each case, other than, for the avoidance of doubt, the fourth fiscal quarter of each fiscal year) and, with respect to such unaudited financial statements of the Acquired Business, it being understood and agreed that such financial statements may be in the same form and scope as the financial statements previously delivered to the Arrangers prior to the date hereof (including with respect to the fact that such financial statements do not include the impact of the Dormant Precoat Subsidiaries (as defined in the Acquisition Agreement) and need not be audited or reviewed or be on a last 12-month basis or “LTM” basis. The Arrangers hereby acknowledge receipt of the unaudited financial statements of the Borrower for the fiscal quarters ended May 31, 2021, August 31, 2021 and November 30, 2021 referred to in this clause (b); and
Commitment Letter Exhibit C-2

(c)     pro forma financial statements (which shall only include a balance sheet and related statements of income) for the Borrower and its subsidiaries (including the Acquired Business), which need not contain adjustment for purchase accounting, as of and for the twelve month period ending on the last day of the most recently completed fiscal period for which financial statements have been delivered pursuant to clause (a) or (b) above, so long as such recently completed fiscal period is a calendar quarter end, prepared in good faith after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or as if the Transactions had occurred at the beginning of such period (in the case of statements of income), which may be on a combined and/or consolidated basis consistent with the historical financial statements used in such pro forma financial statements.
6.    Refinancing. Prior to or substantially concurrently with giving effect to the Transactions, the Refinancing shall have been consummated and the Lead Arrangers shall have received reasonably satisfactory evidence thereof.
7.    No MAE. Since the date of the Acquisition Agreement, no change, event or circumstance shall have occurred that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in the Acquisition Agreement) on the Acquired Business.
8.    Marketing Period. The Borrower shall have used commercially reasonable efforts to afford the Lead Arrangers a period (the “Marketing Period”) of at least 15 consecutive Business Days (as defined in the Acquisition Agreement) (provided that, for the avoidance of doubt, any date that shall not constitute a Business Day for purposes of such 15 consecutive Business Day period shall not restart such period; (unless a shorter period of time is reasonably acceptable to the Lead Arrangers) commencing on the first date the Lead Arrangers shall have received the information in paragraph 5 above (the “Required Information”); provided, that, for the avoidance of doubt, any date that shall not constitute a Business Day for purposes of such 15 consecutive Business Day period shall not restart such period. Notwithstanding anything in this paragraph 8 to the contrary, (i) the Marketing Period shall end on any earlier date prior to the expiration of the 15 consecutive Business Day period described above if the entry into the Facilities is consummated on such earlier date (including into escrow) and (ii) the Marketing Period shall not commence or be deemed to have commenced if, after the date hereof and prior to the completion of such 15 consecutive Business Day period: (A) the Acquired Business has publicly announced its intention to, or determines that it must, restate any historical financial statements or other financial information included in or that includes the Required Information or any such restatement is under active consideration, in which case, the Marketing Period shall not commence or be deemed to commence unless and until, at the earliest, such restatement has been completed and the applicable Required Information has been amended and updated or the Acquired Business has publicly announced or informed the Borrower that it has concluded that no restatement shall be required in accordance with GAAP or (B) the Acquired Business’s independent accountants shall have withdrawn its audit opinion with respect to any audited financial statements contained in or that includes the Required Information for which they have provided an opinion, in which case the Marketing Period shall not commence or be deemed to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to such financial statements for the applicable periods by the independent accountants or another independent public accounting firm reasonably acceptable to the Lead Arrangers. Notwithstanding the foregoing, if the Marketing Period has not yet ended by August 22, 2022, then it shall not start until after September 5, 2022. When the Borrower in good faith reasonably believes that it has delivered the Required
Commitment Letter Exhibit C-3

Information, it may deliver to the Lead Arrangers a written notice to that effect (stating when it believes it completed such delivery), in which case the requirement that the Lead Arrangers shall have received the Required Information shall be deemed to have been satisfied on the date specified in that notice, unless the Lead Arrangers in good faith reasonably believe that the Borrower has not completed delivery of the Required Information and, within two (2) Business Days after receipt of such notice from the Borrower, the Lead Arrangers deliver a written notice to the Borrower to that effect (stating with reasonable specificity which Required Information the Borrower has not delivered), following which the Marketing Period will commence as soon as the Borrower delivers to the Lead Arrangers such specified portion of the Required Information; provided that such written notice from the Lead Arrangers to the Borrower will not prejudice the Borrower’s right to assert that the Required Information was, in fact, delivered.

9.    Closing Date. The Closing Date shall not occur prior to May 6, 2022.
Commitment Letter Exhibit C-4

Annex C-I
FORM OF SOLVENCY CERTIFICATE
AZZ INC.
_________________, 2022
I, the undersigned, the [_______] officer of AZZ INC. , a Texas Corporation (the “Company”), do hereby certify, solely in my capacity as [_______] officer of the Company, and not in any other capacity (including individual capacity) that:
1.    This solvency certificate (this “Certificate”) is furnished pursuant to Section [●] of that certain [Credit Agreement], dated as of ___________, 2022 (the “Credit Agreement”), among [●], [●], as Collateral Agent and Administrative Agent and the other parties thereto from time to time. Unless otherwise defined herein, capitalized terms used herein, shall have the meanings set forth in the Credit Agreement.
2.    As of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions on the date hereof, that, with respect to the Borrower and its Subsidiaries on a consolidated basis, (a) the sum of the liabilities of the Borrower and its Subsidiaries, taken as a whole, does not exceed either the present fair saleable value or fair value of the assets of the Borrower and its Subsidiaries, taken as a whole; (b) the capital of the Borrower and its Subsidiaries, taken as a whole, contemplated through the maturity of the credit facilities evidenced by the Credit Agreement and (c) the Borrower and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
[Signature Page Follows]

Commitment Letter Exhibit C-I-1

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first set forth above.

AZZ INC. By: _____________________________ Name: Title: [_______] Officer

Commitment Letter Exhibit C-I-2